 EXHIBIT 3.1

Articles of Amendment
To
Articles of Incorporation
Of

DIAMOND POWERSPORTS, INC.___________________________________________________
(Name of corporation as currently filed with the Florida Dept. of State)

       V36694________________________________________________________________
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

GOLDEN DRAGON HOLDINGS, INC._______________________________________________________________
(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”)
(A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: BE SPECIFIC

ARTICLE 5.2 SHOULD BE AMENDED AS FOLLOWS:

5.2 Common Stock. Five Billion (5,000,000,000) shares of Common Stock having the par value of $0.001 per share. The holders of Common
Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding
Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)
N/A

The date of each amendment(s) adoption: _____________________________________
Effective date if applicable:__________________________________________________
(no more than 90 days after amendment file date)

Adoption of Amendment(s)                                                                (CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

□	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by
___________________________________________.”
                              (voting group)
□	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

□	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature /S/ FRANK YGLESIAS__________________________________________________
(By a director, president or other officer- if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

FRANK YGLESIAS______________________________________________________
(Typed or printed name of person signing)

CHIEF EXECUTIVE OFFICER_____________________________________________
(Title of person signing)

FILING FEE: $35